Exhibit 99.1

Theragenics® Reports Record Revenue with 2008 Results

$67.4 Million is Highest Revenue in Theragenics’ 28-Year History

BUFORD, Ga.--(BUSINESS WIRE)--February 19, 2009--Theragenics Corporation (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced consolidated financial results for the fourth quarter and year ended December 31, 2008. Consolidated results include the results of NeedleTech Products, Inc. (“NeedleTech”) subsequent to its acquisition by Theragenics on July 28, 2008.

2008 Highlights

  Revenue of $67.4 million is the highest annual revenue in the Company’s history.
  Completed acquisition of NeedleTech in July.
  Amended credit agreement in July supporting the acquisition of NeedleTech in a difficult credit environment.
  Completed the year with cash and marketable securities of $40.6 million and outstanding borrowings under credit agreement of $32.0 million, for a net positive cash position of $8.6 million.
  Recorded non-cash impairment charges of $62.9 million, net of tax. Primarily triggered by decline in share price. Impairment charge does not affect liquidity, cash flows or future operations, and has no effect on the Company’s credit agreement or the Company’s compliance with the financial covenants under the credit agreement. This impairment charge was previously announced by the Company on February 11, 2009.
  Implemented research and development program in third quarter to support growth and diversification within surgical products segment.
  Introduced four new product extensions in the surgical products segment in the fourth quarter.
  Led the effort resulting in the extension of Medicare’s “pass through” reimbursement for brachytherapy seeds, avoiding the imposition of a more negative reimbursement environment in 2008 and 2009.
  Completed the sale of the Oak Ridge building. Will result in current tax savings of $4.7 million and eliminate $500,000 of annual carrying costs.
  Generated EBITDA excluding special items of $13.9 million.
  Generated cash flows from operations of $12.2 million.

Consolidated Results

Consolidated revenue for the quarter was $18.1 million, an increase of 19% from the 2007 period. For the year, consolidated revenue was $67.4 million, an increase of 8% over 2007.

Net loss for the fourth quarter was $62.5 million, or a loss of $1.89 per share, which included non-recurring and non-cash impairment charges primarily for goodwill of $62.9 million, net of tax. Excluding impairment charges, net earnings were $401,000, or $0.01 per share in the fourth quarter. Net earnings were $1.2 million, or $0.03 per share in the fourth quarter of 2007. Net loss for the year was $58.5 million, or a loss of $1.77 per share, including non-cash impairment charges of $62.9 million, net of tax. Excluding impairment charges, net earnings were $4.3 million, or $0.13 per share, in 2008. Net earnings were $5.6 million, or $0.17 per share in 2007.

The acquisition of NeedleTech reduced earnings per share excluding impairment charges in 2008 by $0.01 in the quarter and by $0.02 in the year. As previously announced, the Company expected this acquisition to be dilutive to EPS in 2008.

The impairment charges were primarily triggered by the decline in the Company’s stock price during the fourth quarter and through the present date, and were related to the recorded value of goodwill and trade names. The recorded amounts of goodwill and trade names had indefinite lives and were not previously subject to amortization. The Company announced these expected impairment charges on February 11, 2009. While the impairment charges reduced reported results under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), such charges were non-cash in nature and do not affect Theragenics’ liquidity, cash flows from operating activities, or future operations. These impairment charges have no effect on Theragenics’ $40 million credit facility or the Company’s compliance with the financial covenants under the credit agreement.

Segment Results

Revenue in the Company’s surgical products segment increased 56% in the quarter and 34% in the year compared to 2007. On a pro forma basis, as if NeedleTech was included in the pre-acquisition periods, surgical products revenue decreased 3% in the quarter and increased 7% in the year compared to 2007. The fourth quarter of 2008 was affected by the general economic slowdown in the macroeconomy, which included healthcare related industries. Operating income excluding non-cash impairment charges and adjustments to the carrying value of asset held for sale (referred to as “operating income excluding special items”) in the surgical products segment was $49,000 in the fourth quarter of 2008 compared to $1.2 million in 2007. For the year, operating income excluding special items was $4.3 million compared to $4.0 million in 2007. Operating income and operating income excluding special items in the 2008 periods was affected by $295,000 of non-cash NeedleTech acquisition related charges in the quarter and $885,000 in the year that will not recur in 2009, and by the continuing investment in research and development programs implemented in the third quarter of 2008.

Revenue in the brachytherapy segment decreased 16% in the quarter and 14% in the year as compared to 2007. The Company believes this was due to a decline in the number of brachytherapy procedures industry-wide in 2008. Operating income excluding special items in the brachytherapy segment was $980,000 for the quarter compared to $568,000 in 2007, and $2.6 million for the year compared $3.9 million in 2007. The 2008 periods included a reduction in depreciation expense due to a change in the estimated service lives of the cyclotron equipment. Compared to depreciation based on estimated service lives used in 2007, this change reduced depreciation expense by $243,000 in the quarter and $1.4 million in 2008.

“Our accomplishments in 2008 have been significant,” stated M. Christine Jacobs, Chairman and CEO. “In particular, the acquisition of NeedleTech furthers our diversification strategy and provides access to new markets and applications across our entire asset base. The implementation of our research and development program should support continued growth.”

Ms. Jacobs continued, “Macroeconomic uncertainties have affected us in 2008, most notably as evidenced by our share price in the fourth quarter which led to our non-cash impairment charges. We, like others in healthcare related industries, expect to continue to face macroeconomic challenges in 2009. We are confident in our businesses and have strategic plans that should enable us to endure these uncertainties. In 2009 you can expect us to continue to operate our businesses for cash flow, invest in R&D and invest in infrastructure improvements. While we will take advantage of compelling strategic opportunities that may present themselves, we expect to concentrate on organic growth rather than pursuing an acquisition during 2009.”

NYSE Compliance

The continued listing standards of the New York Stock Exchange (“NYSE”) require a listed company to maintain shareholders’ equity of at least $75 million if the company’s average market capitalization over a consecutive 30-day trading period is less than $75 million. The impairment charges and resulting net loss announced today reduce Theragenics’ shareholders’ equity to $74.1 million as of December 31, 2008, and the Company’s market capitalization has been below $75 million for over the last 30 trading days. Accordingly, Theragenics anticipates receiving notification from the NYSE that the Company is not in compliance with the NYSE’s continued listing standards. Under the applicable NYSE procedures, Theragenics will have 45 days from the receipt of such notice to submit a cure plan to the NYSE. This plan must demonstrate the Company’s ability to achieve compliance with the continued listing standards within the next 18 months. If such NYSE notification is received, the Company intends to submit a plan that will demonstrate compliance with the listing standard related to maintaining shareholders’ equity of at least $75 million within the required time frame.

In view of the fact that the Company’s shareholders’ equity is slightly below the $75 million threshold due to the impact of non-recurring and non-cash impairment charges, the Company notes that it generated net earnings and thereby increased shareholders’ equity for 11 consecutive quarters prior to the fourth quarter of 2008, and generated net earnings excluding impairment charges in the fourth quarter of 2008.

Tables I and II to this press release contain condensed consolidated statements of operations and balance sheets. Pro forma revenue by segment is summarized in Table III, and operating income excluding special items is summarized in Table IV. Table V includes a reconciliation of U.S. GAAP reported net earnings to net earnings excluding special items, Table VI includes a computation of dilution from the NeedleTech acquisition, and Table VII includes a reconciliation of net earnings to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) excluding special items.

Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide the conference ID 84972195. This call is also being broadcast live over the Internet, and a recording will be available for one month on the Company’s website. To access the webcast, log on to www.theragenics.com and select Investor Relations followed by selecting “Company Presentations.” You also can access a phone replay of the call until Midnight, February 25, by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 84972195.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. Its surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle-based products. The Company’s surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. The Company’s brachytherapy business manufactures and markets its premier product, the palladium-103 TheraSeed® device (www.theraseed.com) and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. For additional information, call Theragenics’ Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains disclosure of non-GAAP financial measures, including operating income excluding special items, net earnings and basic and diluted earnings per share excluding special items, net earnings and basic and diluted earnings per share excluding special items and excluding adjustments related to the acquisition of NeedleTech and earnings before interest, taxes, depreciation, amortization and share based compensation, (which the Company has historically referred to as “EBITDA”), excluding special items. Management believes these non-GAAP measures are useful measures in helping investors understand results on a basis comparable to prior periods. Operating income and net earnings excluding special items and adjustments related to the acquisition of NeedleTech provide a meaningful comparison of results between periods, and allow investors and other readers to assess the impact of special items in a manner consistent with how management views these items. Management also believes EBITDA provides additional and meaningful assessment of the Company’s ongoing results and performance. Because the Company has historically reported EBITDA, management also believes that the inclusion of this non-GAAP measure provides consistency in its financial reporting and facilitates investors' understanding of the Company's historic operating trends by providing an additional basis for comparisons to prior periods. Management uses EBITDA to establish financial and operational goals, to monitor the Company's actual performance in relation to its business plan and operating budgets, and as part of several components it considers in determining incentive compensation. Management recognizes that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please see the supplemental information included with this press release.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future growth, opportunities and investments, the Company's ability to maintain the NYSE's continued listing standards and anticipated positive results in general. From time to time the Company may make other forward-looking statements relating to others, including without limitation, research and development plans, investment in the Company’s surgical products business, and future income tax rates and available tax deductions. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies into the Theragenics organization, the timing and the ability to capitalize on opportunities for investment and growth within the surgical products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for wound closure, vascular access, specialty needle, brachytherapy and, more broadly, medical devices, competition from other companies within the wound closure, vascular access, specialty needle, brachytherapy and medical device markets, competition from other methods of treatments, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, changes in the ordering patterns of our customers, continued acceptance and demand of the Company’s products by the markets in which it operates, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, potential changes in applicable tax rates, uncertainties related to the credit and investment markets and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

TABLE I
THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except per share data)

	Three Months Ended		Year Ended
	12/31/08	12/31/07	12/31/08	12/31/07
Product sales	$17,902	$14,938	$66,447	$61,286
Licensing & fee income	201	245	911	924
Total revenue	18,103	15,183	67,358	62,210
Cost of sales	10,730	7,814	36,264	31,994
Gross profit	7,373	7,369	31,094	30,216
Operating expenses:
Selling, general & administrative	4,922	4,879	20,500	19,131
Amortization of purchased intangibles	790	469	2,410	1,875
Research & development	633	265	1,300	1,365
Non-cash impairment charges	70,376	-	70,376	-
Change in estimated value of asset held for sale	-	500	(142)	500
Gain on sale of equipment	-	-	(5)	-

Operating income (loss)	(69,348)	1,256	(63,345)	7,345
Non-operating items
Interest income	136	539	1,065	2,192
Interest expense	(323)	(163)	(841)	(691)
Other	(92)	-	53	1

Earnings (loss) before income taxes	(69,627)	1,632	(63,068)	8,847
Income tax expense (benefit)	(7,172)	472	(4,528)	3,212
Net earnings (loss)	$(62,455)	$1,160	$(58,540)	$5,635
Earnings (loss) per share:
Basic	$(1.89)	$0.04	$(1.77)	$0.17
Diluted	$(1.89)	$0.03	$(1.77)	$0.17
Weighted average shares:
Basic	33,002	33,108	33,066	33,103
Diluted	33,002	33,262	33,066	33,299

TABLE II
THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

Assets	December 31, 2008	December 31, 2007
Cash, cash equivalents & marketable securities	$40,595	$48,789
Trade accounts receivable	8,532	7,882
Inventories	11,667	7,644
Deferred income tax asset	2,158	1,664
Refundable income taxes	1,504	-
Prepaid expenses & other current assets	1,129	1,338
Total current assets	65,585	67,317
Property, plant & equipment, net	30,035	27,972
Goodwill	-	38,658
Other intangible assets	18,720	11,881
Asset held for sale	-	2,900
Other long-term assets	79	93
Total assets	$114,419	$148,821

Liabilities & Shareholders’ Equity
Accounts payable & accrued expenses	$ 5,510	$4,989
Short-term borrowings	32,000	-
Current liabilities	37,510	4,989

Long-term debt	-	7,500
Deferred income tax liability, long-term	2,006	1,369
Contract termination liability	-	1,487
Other long-term liabilities	793	857
Total long-term liabilities	2,799	11,213

Shareholders’ equity	74,110	132,619
Total liabilities & shareholders’ equity	$114,419	$148,821

TABLE III
THERAGENICS CORPORATION AND SUBSIDIARIES
PRO FORMA REVENUE BY SEGMENT
(Unaudited)
(In thousands)

The following unaudited pro forma summary combines the Company’s revenue with that of NeedleTech as if the July 2008 acquisition had occurred on January 1, 2007. This unaudited pro forma information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial condition that would have been reported had the acquisition been completed as of January 1, 2007, and should not be taken as indicative of the Company’s future consolidated results of operations or financial condition.

		Three Months Ended Dec. 31, 2008				Three Months Ended Dec. 31, 2007
	Surgical Products	Brachy- Therapy	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy	Interseg. elim.	Consolidated
Revenue, U.S. GAAP	$11,571	$6,566	$(34)	$18,103	$7,398	$7,844	$(59)	$15,183
Revenue in pre acquisition period (1)	-	-	-	-	4,475	-	-	4,475
Pro forma revenue	$11,571	$6,566	$(34)	$18,103	$11,873	$7,844	$(59)	$19,658

		Year Ended Dec. 31, 2008				Year Ended Dec. 31, 2007
	Surgical Products	Brachy- Therapy	Interseg. elim.	Consolidated	Surgical Products	Brachy- Therapy	Interseg. elim.	Consolidated
Revenue, U.S. GAAP	$38,779	$28,787	$(208)	$67,358	$28,896	$33,520	$(206)	$62,210
Revenue in pre acquisition period (2)	10,061	-	-	10,061	16,908	-	-	16,908
Pro forma revenue	$48,840	$28,787	$(208)	$77,419	$45,804	$33,520	$(206)	$79,118

(1) Revenue of NeedleTech for the period Oct. 1, 2007 to Dec. 31, 2007 (for the three months ended Dec. 31, 2007), representing the periods prior to acquisition by Theragenics.

(2) Revenue of NeedleTech for the period Jan. 1, 2008 to July 28, 2008 (for the year- ended Dec. 31, 2008) and for the period Jan. 1, 2007 to Dec. 31, 2007 (for the year-ended Dec. 31, 2007), representing the periods prior to acquisition by Theragenics.

TABLE IV
THERAGENICS CORPORATION AND SUBSIDIARIES
OPERATING INCOME EXCLUDING SPECIAL ITEMS
(Unaudited)
(In thousands)

		Three Months Ended Dec. 31, 2008				Three Months Ended Dec. 31, 2007
	Surgical Products	Brachy- Therapy	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy	Interseg. elim.	Consolidated
Operating income (loss), U.S. GAAP	$(67,749)	$(1,598)	$(1)	$(69,348)	$1,211	68	$(23)	$1,256
Impairment charges (1)	67,798	2,578		70,376
Change in estimated value of asset held for sale (2)	-	-	-	-	-	500	-	500
Operating income excluding special items (a)	$49	$980	$(1)	$1,028	$1,211	$568	$(23)	$1,756
		Year Ended Dec. 31, 2008				Year Ended Dec. 31, 2007
	Surgical Products	Brachy- Therapy	Interseg. elim.	Consolidated	Surgical Products	Brachy- Therapy	Interseg. elim.	Consolidated
Operating income (loss), U.S. GAAP	$(63,538)	$176	$17	$(63,345)	$3,977	$3,403	$(35)	$7,345
Impairment charges (1)	67,798	2,578	-	70,376
Change in estimated value of asset held for sale (2)	-	(142)	-	(142)	-	500	-	500
Operating income excluding special items (a)	$4,260	$2,612	$17	$6,889	$3,977	$3,903	$(35)	$7,845

(1) Non-recurring and non-cash charges for impairment of goodwill and trade names. These intangible assets were not previously subject to amortization.
(2) Write (up)/down of carrying value of asset held for sale, which was sold in July 2008.
(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures.

TABLE V
THERAGENICS CORPORATION AND SUBSIDIARIES
NET EARNINGS AND EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS
(Unaudited)
(In thousands, except per share data)

	Quarter Ended Dec. 31, 2008	Year Ended Dec. 31, 2008
Net loss, U.S. GAAP	$(62,455)	$(58,540)
Add: Non-recurring and non-cash impairment charges (1)	70,376	70,376
Less: Deferred tax benefit from impairment charges (1)	(7,520)	(7,520)
Net earnings excluding impairment charges (a)	$401	$4,316

Weighted average shares as reported:
Basic	33,002	33,066
Diluted	33,002	33,066

Weighted average shares as recomputed excluding impairment charges (a):
Basic	33,002	33,066
Diluted	33,076	33,227

Loss per share as reported:
Basic	$(1.89)	$(1.77)
Diluted	$(1.89)	$(1.77)

Earnings per share excluding impairment charges (a):
Basic	$0.01	$0.13
Diluted	$0.01	$0.13

(1) Non-cash impairment charges related to goodwill and trade names, with related deferred income tax benefit. Goodwill and trade names were not previously subject to amortization.

(a) Represents a non GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures.

TABLE VI
THERAGENICS CORPORATION AND SUBSIDIARIES
DILUTION FROM ACQUISITION
(Unaudited) - (In thousands, except per share data)

	Quarter Ended Dec. 31, 2008	Year Ended Dec. 31, 2008
Net loss, U.S. GAAP	$(62,455)	$(58,540)
Add: Non-recurring and non-cash impairment charges (1)	70,376	70,376
Less: Deferred tax benefit from impairment charges (1)	(7,520)	(7,520)
Net earnings excluding impairment charges	401	4,316
Adjustments related to acquisition:
Operating loss of acquired company, excluding impairment charges	227	532
Interest income from cash used in acquisition (2)	83	130
Interest expense on additional borrowings under credit facility (3)	247	388
Income tax effect of adjustments (4)	(205)	(381)
Net earnings excluding impairment charges and adjustments related to acquisition (a)	$753	$4,985

Weighted average shares excluding impairment charges and adjustments related to acquisition(a):
Basic	33,002	33,066
Diluted	33,076	33,227

Loss per share as reported:
Basic	$(1.89)	$(1.77)
Diluted	$(1.89)	$(1.77)

Earnings per share excluding impairment charges (a):
Basic	$0.01	$0.13
Diluted	$0.01	$0.13

Earnings per share excluding impairment charges and adjustments related to acquisition (a):
Basic	$0.02	$0.15
Diluted	$0.02	$0.15

Dilution per share (a):
Basic	$(0.01)	$(0.02)
Diluted	$(0.01)	$(0.02)

(1) Non-cash impairment charges related to goodwill and trade names, with related deferred income tax benefit. Goodwill and trade names were not previously subject to amortization.
(2) To adjust for interest income that would have been earned on $25.3 million of cash used for acquisition, based on actual weighted average cash investment returns in post acquisition period.
(3) To adjust for interest expense incurred on $24.5 million in borrowings under credit facility, based on actual effective interest rates under the credit agreement in the post acquisition period.
(4) Income tax effect on adjustments.

(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures.

TABLE VII
THERAGENICS CORPORATION AND SUBSIDIARIES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)
(In thousands)

	Three Months Ended		Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec 31, 2008	Dec 31, 2007
Net earnings (loss), U.S. GAAP	$(62,455)	$1,160	$(58,540)	$5,635
Income tax expense (benefit)	(7,172)	472	(4,528)	3,212
Interest income	(136)	(539)	(1,065)	(2,192)
Interest expense	323	163	841	691
Other non-operating income/expense	92	-	(53)	(1)
Operating income (loss)	(69,348)	1,256	(63,345)	7,345
Depreciation and amortization	1,927	1,435	6,361	6,146
Share based compensation amortization	153	150	634	725
EBITDA (a)	(67,268)	2,841	(56,350)	14,216
Non-cash impairment charges (1)	70,376	-	70,376	-
Change in estimated value of asset held for sale (2)	-	500	(142)	500
EBITDA excluding special items (a)	$3,108	$3,341	$13,884	$14,716

(1) Non-cash impairment charges related to goodwill and trade names. Goodwill and trade names were not previously subject to amortization.
(2) Write (up)/down of asset held for sale to estimated fair value less cost to sell. Asset held for sale was sold in July 2008.

(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures. The Company has historically referred to earnings before interest, taxes, depreciation, amortization and share based compensation as “EBITDA.”

CONTACT:
Theragenics Corporation
Company Contacts:
Frank Tarallo, CFO and Treasurer
or
Lisa Rassel, Manager of Investor Relations
800-998-8479 or 770-271-0233
rassell@theragenics.com